Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 1, 2020	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2020 Earnings;

A Strong Balance Sheet with Robust Liquidity

First Quarter Highlights

•	First quarter 2020 net income of $708 million compared to $131 million in the prior year period; first quarter 2020 diluted earnings per share of $3.16 compared to $0.51 in the prior year period.

•	First quarter 2020 adjusted net income of $65 million compared to $85 million in the prior year period; first quarter 2020 adjusted diluted earnings per share of $0.29 compared to $0.36 in the prior year period.

•	First quarter 2020 adjusted EBITDA of $165 million compared to $204 million in the prior year period.

•	First quarter 2020 net cash used in operating activities was $40 million. Free cash flow was a use of $101 million for the first quarter 2020.

•	Balance sheet remains strong with a net leverage of 0.7x and total liquidity for the Company is approximately $2.9 billion. First quarter 2020 share repurchases of approximately 5.4 million shares for approximately $96 million.

•	The Icynene-Lapolla acquisition closed on February 20, 2020, which approximately doubled our existing global spray polyurethane foam insulation business. Our recently announced acquisition of CVC Thermoset Specialties on March 16, 2020, is on track to close by mid-year.

	Three months ended
	March 31,
In millions, except per share amounts	2020	2019
Revenues	$1,593	$1,669

Net income	$708	$131
Adjusted net income(1)	$65	$85

Diluted income per share	$3.16	$0.51
Adjusted diluted income per share(1)	$0.29	$0.36

Adjusted EBITDA(1)	$165	$204

Net cash used in operating activities from continuing operations	$(40)	$(40)
Free cash flow from continuing operations(2)	$(101)	$(101)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported first quarter 2020 results with revenues of $1,593 million, net income of $708 million, adjusted net income of $65 million and adjusted EBITDA of $165 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“Fortunately, we have been well prepared for this global economic crisis. The ongoing transformation of our business has made us a much better Company.  Our balance sheet is stronger than ever before, with significant cash and robust liquidity.  Visibility has at no time been more difficult, but our portfolio of businesses has never been more differentiated.  In this environment we are laser focused on what is in our control and protecting our balance sheet strength.  Having learned from prior crises, we preemptively reduced unnecessary inventories and are reducing capital spending this year by 30%, or approximately $90 million, by delaying discretionary spending.  We have proactively taken other measures, including suspending share repurchases, and various cost reduction measures yielding immediate benefit.  We will accelerate our plans to achieve synergies with our recent and pending strategic bolt-on acquisitions and aggressively press forward with the global scale up of our differentiated platform.  Our Company is ready and able to take advantage of opportunities to come, and I am confident that Huntsman will emerge from this global crisis a stronger Company.”

Segment Analysis for 1Q20 Compared to 1Q19

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended March 31, 2020 compared to the same period of 2019 was due to lower MDI average selling prices and modestly lower overall polyurethanes sales volumes. MDI average selling prices decreased primarily due to a decline in component MDI selling prices in China and Europe. Overall polyurethanes sales volumes decreased slightly primarily due to decreased demand across most major markets, partially offset by modest growth in MDI sales volumes. The decrease in segment adjusted EBITDA was primarily due to lower MDI margins driven by lower MDI pricing, partially offset by higher MDI sales volumes.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended March 31, 2020 compared to the same period of 2019 was due to lower average selling prices and lower sales volumes. Average selling prices decreased primarily due to lower raw material costs. Sales volumes decreased primarily due to weakened market conditions in our maleic anhydride business, partially offset by higher sales volumes in our amines business. The increase in segment adjusted EBITDA was primarily due to higher margins in our performance amines business and lower fixed costs.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended March 31, 2020 compared to the same period in 2019 was due to lower sales volumes and lower average selling prices. Sales volumes decreased across most markets, particularly commodity, industrial and aerospace, primarily due to economic slowdown and customer destocking. Average selling prices decreased primarily due to the impact of a stronger U.S. dollar against major international currencies, partially offset by higher local currency selling prices. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, partially offset by lower fixed costs.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended March 31, 2020 compared to the same period of 2019 was due to lower average selling prices, partially offset by higher sales volumes. Average selling prices decreased as a result of competitive market pressures and the impact of a stronger U.S. dollar against major international currencies. Sales volumes increased mainly in Europe and Asia. The decrease in segment adjusted EBITDA was primarily due to lower sales revenues, partially offset by lower raw material costs and lower fixed costs.

Corporate, LIFO and other

For the three months ended March 31, 2020, adjusted EBITDA from Corporate and other for Huntsman Corporation decreased by $5 million to a loss of $45 million from a loss of $40 million for the same period of 2019.

Liquidity and Capital Resources

During the three months ended March 31, 2020, our free cash flow from continuing operations was a use of $101 million compared to a use of $101 million in the prior year period. As of March 31, 2020, we had $2.9 billion of combined cash and unused borrowing capacity.

During the three months ended March 31, 2020, we spent $61 million on capital expenditures compared to $61 million in the same period of 2019. For 2020, we have reduced our projected capital spend by $90 million, or approximately 30%, and now expect to spend between approximately $225 million to $235 million on capital expenditures. We have deferred a portion of capital spending on the new MDI splitter in Geismar, Louisiana for six months leaving roughly $40 million of capital spend in 2020 with the remaining spend of approximately $120 million in 2021 and 2022.

During the three months ended March 31, 2020, we spent approximately $96 million to repurchase approximately 5.4 million shares. As of the end of the first quarter 2020, we have approximately $420 million remaining on our existing $1 billion multiyear share repurchase program. We have temporarily suspended our share repurchase program.

Income Taxes

In the first quarter, our adjusted effective tax rate was 18%. We expect our forward adjusted effective tax rate will be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2020 financial results on Friday, May 1, 2020 at 10:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/37217/indexl.html

Participant dial-in numbers:
Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2020 a member of management is expected to present at:

Fermium Research Virtual Chemicals Conference, May 5, 2020

Wells Fargo Virtual Industrials Conference, May 6, 2020

Goldman Sachs Virtual Industrials & Materials Conference, May 14, 2020

KeyBanc Capital Markets’ Virtual Industrial & Basic Materials Conference, May 27, 2020

Tudor, Pickering, Holt & Co. Virtual Hotter ‘N Hell 2020 Conference, June 11, 2020

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2020	2019
Revenues	$1,593	$1,669
Cost of goods sold	1,296	1,310
Gross profit	297	359
Operating expenses	240	243
Restructuring, impairment and plant closing costs	3	1
Operating income	54	115
Interest expense, net	(18)	(30)
Equity in income of investment in unconsolidated affiliates	2	10
Fair value adjustments to Venator investment	(110)	76
Loss on early extinguishment of debt	-	(23)
Other income, net	10	5
(Loss) income from continuing operations before income taxes	(62)	153
Income tax expense	(7)	(45)
(Loss) income from continuing operations	(69)	108
Income from discontinued operations, net of tax(3)	777	23
Net income	708	131
Net income attributable to noncontrolling interests, net of tax	(3)	(12)
Net income attributable to Huntsman Corporation	$705	$119

Adjusted EBITDA(1)	$165	$204
Adjusted net income(1)	$65	$85

Basic income per share	$3.16	$0.51
Diluted income per share	$3.16	$0.51
Adjusted diluted income per share(1)	$0.29	$0.36

Common share information:
Basic weighted average shares	223	233
Diluted weighted average shares	223	235

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions	2020	2019	(Worse)
Segment Revenues:
Polyurethanes	$888	$924	(4)%
Performance Products	292	300	(3)%
Advanced Materials	241	272	(11)%
Textile Effects	180	189	(5)%
Corporate and Eliminations	(8)	(16)	n/m
Total	$1,593	$1,669	(5)%

Segment Adjusted EBITDA(1):
Polyurethanes	$84	$124	(32)%
Performance Products	58	45	29%
Advanced Materials	48	53	(9)%
Textile Effects	20	22	(9)%
Corporate, LIFO and other	(45)	(40)	(13)%
Total	$165	$204	(19)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2020 vs. 2019
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(6)%	(1)%	4%	(1)%	(4)%

Performance Products	(3)%	(1)%	4%	(3)%	(3)%

Advanced Materials	1%	(2)%	1%	(11)%	(11)%

Textile Effects	(3)%	(1)%	(2)%	1%	(5)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense (Benefit)		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2020	2019	2020	2019	2020	2019	2020	2019
Net income	$708	$131			$708	$131	$3.17	$0.56
Net income attributable to noncontrolling interests	(3)	(12)			(3)	(12)	(0.01)	(0.05)
Net income attributable to Huntsman Corporation	705	119			705	119	3.16	0.51
Interest expense, net from continuing operations	18	30
Income tax expense from continuing operations	7	45	$(7)	$(45)
Income tax expense from discontinued operations(3)	238	5
Depreciation and amortization from continuing operations	67	67
Depreciation and amortization from discontinued operations(3)	-	23
Business acquisition and integration expenses and purchase accounting inventory adjustments	13	1	(3)	-	10	1	0.04	0.00
EBITDA / Income from discontinued operations, net of tax(3)	(1,015)	(51)	N/A	N/A	(777)	(23)	(3.48)	(0.10)
Impact of Switzerland income tax rate change	-	-	-	32	-	32	-	0.14
Gain on sale of businesses/assets	(2)	-	-	-	(2)	-	(0.01)	-
Fair value adjustments to Venator Investment(a)	110	(76)	-	-	110	(76)	0.49	(0.32)
Loss on early extinguishment of debt	-	23	-	(5)	-	18	-	0.08
Certain legal settlements and related expenses	2	-	-	-	2	-	0.01	-
Certain non-recurring information technology project implementation costs	1	-	-	-	1	-	0.00	-
Amortization of pension and postretirement actuarial losses	18	17	(4)	(4)	14	13	0.06	0.06
Restructuring, impairment and plant closing and transition costs	3	1	(1)	-	2	1	0.01	0.00
Adjusted(1)	$165	$204	$(15)	$(22)	$65	$85	$0.29	$0.36

Adjusted income tax expense(1)					$15	$22
Net income attributable to noncontrolling interests, net of tax					3	12
Adjusted pre-tax income(1)					$83	$119
Adjusted effective tax rate(4)					18%	18%
Effective tax rate					(11)%	29%

(a) Represents the changes in market value in Huntsman's remaining interesting in Venator.

n/m = not meaningful;  n/a = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	March 31,	December 31,
In millions	2020	2019
Cash	$1,594	$525
Accounts and notes receivable, net	1,027	953
Inventories	1,008	914
Other current assets	145	155
Current assets held for sale	-	1,208
Property, plant and equipment, net	2,357	2,383
Other noncurrent assets	2,327	2,182
Total assets	$8,458	$8,320

Accounts payable	$856	$822
Other current liabilities	784	462
Current portion of debt	134	212
Current liabilities held for sale	-	512
Long-term debt	2,049	2,177
Other noncurrent liabilities	1,252	1,311
Huntsman Corporation stockholders’ equity	3,243	2,687
Noncontrolling interests in subsidiaries	140	137
Total liabilities and equity	$8,458	$8,320

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2020	2019
Debt:
Revolving credit facility	$-	$40
Accounts receivable programs	55	167
Term loan	101	103
Senior notes	1,950	1,963
Variable interest entities	58	65
Other debt	19	51
Total debt - excluding affiliates	2,183	2,389

Total cash	1,594	525
Net debt - excluding affiliates(5)	$589	$1,864

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions	2020	2019
Total cash at beginning of period	$525	$340
Net cash used in operating activities from continuing operations	(40)	(40)
Net cash (used in) provided by operating activities from discontinued operations(3)	(35)	9
Net cash provided by (used in) investing activities from continuing operations	1,511	(45)
Net cash used in investing activities from discontinued operations(3)	-	(9)
Net cash (used in) provided by financing activities	(354)	183
Effect of exchange rate changes on cash	(13)	6
Total cash at end of period	$1,594	$444

Free cash flow from continuing operations(2):
Net cash used in operating activities	$(40)	$(40)
Capital expenditures	(61)	(61)
Free cash flow from continuing operations	$(101)	$(101)

Supplemental cash flow information:
Cash paid for interest	$(5)	$(26)
Cash paid for income taxes	(36)	(14)
Cash paid for restructuring	(5)	(9)
Cash paid for pensions	(20)	(21)
Depreciation and amortization	67	67

Change in primary working capital:
Accounts and notes receivable	$(34)	$(15)
Inventories	(92)	(82)
Accounts payable	61	(10)
Total change in primary working capital	$(65)	$(107)

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. We have historically defined free cash flow as cash flows provided by operating activities and used in investing activities, excluding acquisition/disposition activities and including non-recurring separation costs. Starting with the quarter ended March 31, 2020, we updated our definition of free cash flow to a presentation more consistent with today’s market standard of net cash provided by operating activities less capital expenditures. Using our updated definition, our free cash flow for the years ended December 31, 2019, 2018, and 2017 were $382 million, $453 million, and $438 million, respectively. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates and Surfactants businesses. Results from these businesses, including the associated gain on sale, are treated as discontinued operations until the completion of the sale on January 3, 2020.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2019 revenues of approximately $7 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.